Exhibit 10.32

PROMISSORY NOTE

Principal Amount:	New York, New York
$2,257,261.41 USD	Issuance Date: August 24, 2021

For value received pursuant to the securities subscription agreement (the “Agreement”) dated as of the Issuance Date, the undersigned, Etao International Group (the “Parent”), a Cayman Islands company, and Etao International Healthcare Technology Co. (the “WFOE” and together with the Parent, the “WFOE Entities”), a Chinese company and wholly-owned subsidiary of the Parent, hereby jointly and severally unconditionally promise to pay to the order of QHYL Limited, (the “Holder”), the principal amount of $2,257,261.41 USD (the “Principal Amount”), together with the accrued interest at the rate of 2% per annum (the “Interest”), according to the terms and schedule of this promissory note (this “Note”). This Note is delivered pursuant to the terms of that certain Agreement dated as of March 16, 2021 by and among the WFOE Entities, Qianhu Medical Management (Jiangxi) Co., Ltd. (the “VIE Entity”), and all the shareholders of the VIE Entity. The Holder is owned and controlled by all of the Shareholders of the VIE Entity. Unless specifically defined herein, the capitalized terms shall have the meanings set forth in the Agreement.

1. Repayment of the Note.  The Principal Amount and accrued but unpaid Interest outstanding hereunder shall be payable on the Maturity Date (as defined herein). Interest shall accrue on the unpaid principal balance of this Note at the rate of two (2%) per annum (the “Interest Rate”). Interest shall be calculated from and include the Issuance Date and shall be calculated on an actual/365-day basis.

(a) Optional Prepayments. The WFOE Entities may prepay any amounts owing under this Note, in whole or in part, at any time and from time to time, without premium or penalty.

(b) Mandatory Prepayments. Upon the completion of the DeSPAC Merger, the Holder shall have the right to request the repayment of the Note, in whole or in part, on or after the date (“Mandatory Prepayment Triggering Date”) that is thirty (30) calendar days from the consummation of the DeSPAC Merger, provided that the Mandatory Prepayment Triggering Date occurs prior to the Maturity Date.

(c) Method of Payment. The WFOE Entities will make all payments of Principal Amount and Interest under this Note by wire transfer of immediately available funds denominated in U.S. dollars to the bank account specified by the Holder in written notice delivered to the WFOE Entities on or before each date a payment under this Note is made (the “Repayment Date”).

(d) Maturity Date. The Principal Amount, together with any accrued and unpaid Interest, shall become due and payable on August 31, 2023 (the “Maturity Date”).

(e) Invalidated Payments.  To the extent that the Holder receives any payment on any amounts owing under this Note, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the WFOE Entities’ obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Holder and applied on account of the WFOE Entities’ obligations under this Note.

(f) Surrender and Cancellation.  Once the Principal Amount, plus all accrued but unpaid Interest thereon, has been paid in full, all obligations under this Note will immediately and automatically terminate, and the Holder will promptly surrender this Note to the WFOE Entities for cancellation.

2. Default.

(a)          Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)           the WFOE Entities’ failure to pay to the Holder any of the Principal Amount, Interest, or other amounts when and as due under this Note, in which case only if such failure remains uncured for a period of at least ten (10) days from the date when a written notice from the Holder regarding the failure to pay Interest and/or Principal is given by the Holder of the Note;

(ii)          bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of the Parent shall be instituted by or against the by a third party, shall not be dismissed within thirty (30) days of their initiation; or

(iii)         the commencement by the Parent or WFOE of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Parent or WFOE in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by either the Parent or WFOE to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent or WFOE or of any substantial part of their properties, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Parent or WFOE in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law

(b)          Notice of an Event of Default. As soon as possible and in any event within seven (7) days after the Parent or WFOE becomes aware that an Event of Default as set forth in Section 2(a)(ii)-(iii) has occurred and has not been cured, the Parent or WFOE shall notify the Holder in writing of the nature, extent and time of and the facts surrounding such Event of Default, and the action, if any, that the Parent or WFOE proposes to take with respect to such Event of Default.

3. Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, the Principal Amount and Interest of the Note shall become immediately due and payable to the Holder and the Holder shall have all rights and remedies provided in this Note, the Uniform Commercial Code (the “UCC”) and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the WFOE Entities except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to the Holder hereunder, under the UCC or under other applicable law, are cumulative, not exclusive and enforceable, in the Holder’s discretion, alternatively, successively, or concurrently on any one or more occasions.

(b) The WFOE Entities hereby agree to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in the collection of the indebtedness evidenced by this Note during a judicial proceeding, in enforcing any of the rights, powers, remedies and privileges of the Holder hereunder, or in connection with any further modifications, releases, or otherwise incurred by the Holder in connection with this Note.  As used in this Note, the term “attorneys’ fees” shall mean reasonable charges and expenses for legal services rendered to or on behalf of the Holder in connection with the collection of the indebtedness evidenced by this Note at any time during the judicial proceedings, including the trial and/or appellate level and post-judgment or bankruptcy proceedings.

4. Miscellaneous.

(a) Notices.  All notices, offers, acceptance and any other acts under this Note shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar overnight next business day delivery or by email delivery followed by overnight next business day delivery, as follows:

To the WFOE Entities:

As set forth in the Agreement

To the Holder:

Address: [                            ]

Attention: [*]

Fax:

Email:

With copies to:

[*]

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

(b) Successors and Assigns.  This Note and the obligations hereunder shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other, except that the Holder may assign all or any portion of its rights hereunder to an affiliate of the Holder without such consent by giving written notice of such assignment to the WFOE Entities.  Assignment of all or any portion of this Note in violation of this Section 4(b) shall be null and void.

(c) Amendment; Waiver.  No modification, amendment or waiver of any provision of this Note shall be effective unless in writing and approved by the WFOE Entities and the Holder.

(d) Reserved.

(e) No Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Note.

(f) Non-Waiver.  The parties’ rights and remedies under this Note are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party.  No waiver given will be applicable except in the specific instance for which it was given.  No notice to or demand on a party will constitute a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Note.

(g) Excessive Charges.  Interest may not accrue under this Note in excess of the maximum interest rate allowed by applicable law.  If the Holder receives interest payments at an interest rate in excess of the maximum interest rate allowed by applicable law, then the Holder will refund to the WFOE Entities the amount by which such excess exceeds the maximum interest rate allowed by applicable law.

(h) Severability.  If any court of competent jurisdiction holds any provision of this Note invalid or unenforceable, then the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i) References.  The headings in this Note are provided for convenience only and will not affect the construction or interpretation of this Note.  Unless otherwise provided, references to “Section(s)” refer to the corresponding section(s) of this Note.

(j) Construction.  Both the WFOE Entities and the Holder participated in the negotiation and drafting of this Note, assisted by such legal counsel as it desired, and contributed to its revisions.  Any ambiguities with respect to any provision of this Note will be construed fairly as to both the WFOE Entities and the Holder and not in favor of or against the WFOE Entities or the Holder.  All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require.  The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.  To the extent any provision of the Agreement conflicts with the provisions of this Note, the provisions of this Agreement will control.

(k) Governing Law.  This Note is governed by the laws of the State of New York, including without limitation the New York UCC, without regard to conflict of laws principles.

(l) Consent to Jurisdiction.  Each of the WFOE Entities and the Holder hereby (a) agrees to the exclusive jurisdiction of any state or federal court sitting in the City of New York, State of New York (and the appropriate appellate courts) with respect to any claim or cause of action arising under or relating to the Note, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in this Note and service so made will be complete when received.  Nothing in this Section (l) will affect the rights of the WFOE Entities or Holder to serve legal process in any other manner permitted by law.

(m) Waiver of Trial by Jury.  Each party hereby waives its right to a jury trial in connection with any suit, action or proceeding in connection with any matter relating to this Note.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The WFOE Entities hereby jointly and severally sign this Note as of the date first written above.

PARENT:	Etao International Group

	By:	\s\ Wensheng Liu
	Name:	Wensheng Liu
	Title:	Chief Executive Officer

WFOE:	Etao International Healthcare Technology Co., Ltd.

	By:	\s\ Wensheng Liu
	Name:	Wensheng Liu
	Title:	Chief Executive Officer